UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant / /

Filed by a Party other than the Registrant /X/

Check the appropriate box:

/  /       Preliminary Proxy Statement

/  /       Confidential, for Use of the
    Commission Only (as permitted by
    Rule 14a-6(e)(2))

/  /       Definitive Proxy Statement

/X/      Definitive Additional Materials

/  /       Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

BOSTON FINANCIAL QUALIFIED HOUSING TAX CREDITS L.P. IV

(Name of Registrant as Specified in Its Charter)

MCDOWELL INVESTMENTS, L.P.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/          No Fee required

/  /           Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)            Proposed maximum aggregate value of transaction:

(5)            Total fee paid:

/ /	Fee paid previously with preliminary materials.

/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

McDOWELL INVESTMENTS, L.P.
15700 College Blvd. - Suite 100
Lenexa, KS  66219
(913) 492-6008

November 30, 2007

To Our Fellow Limited Partners of Boston Financial Qualified Housing L.P., IV

We own approximately 1% of this Partnership.  We just received in the mail a Solicitation of Consents to remove affiliates of MMA Financial (MMA) as the General Partner of this Partnership.  We immediately signed a FOR vote and mailed this back for the following reasons:

WE NO LONGER TRUST THE CURRENT GENERAL PARTNER
1.           In early 2007, MMA admitted a “Banking Arrangement” with our Partnerships cash that resulted in “Financial Benefits to affiliates of MMA Financial” of approximately $363,000.  We have been asking since October 23, 2007 (letter enclosed) for a full explanation of what we consider to be a “serious breach of fiduciary duty” by our General Partner.  MMA to date has refused to respond.  Everest has stated if it is the General Partner it will investigate the amounts that MMA has benefited from.  We believe this “Banking Arrangement” only came to light thanks to the outside scrutiny exerted by Everest.  We believe all of the Limited Partners have been abused by this breach.  We all need to vote FOR the current solicitation to make MMA tell the whole story.

THE CURRENT GENERAL PARTNER HAS PREVIOUSLY ACTED IN ITS BEST INTERESTS, NOT LIMITED PARTNERS.
2.           MMA admits that it originally designated 4% of the Gross Proceeds ($67,653,000) of our Partnership as reserves or $2,706,120.  For some reason MMA raised this reserve amount to $16,387,768 or over six (6) times the BEGINNING reserves.  We believe the reason for this incredible increase was the now disclosed “Banking Arrangement” that MMA profited from.  The more of our Partnership cash MMA held back, the more MMA profited, not the limited partners.  Not until Everest filed its solicitation, did MMA finally reduce this all the way back to almost original levels.

THE CURRENT GENERAL PARTNER HAS MADE POOR DECISIONS.
      3.           We believe the Bentley Court II investment of our Partnership has been a disaster.  In the June 30, 2007 report, MMA warned original Limited Partners that over $100 of disallowed tax credits and interest is to be expected for limited partners to have to repay.  We believe this investment and IRS disputes have been poorly handled and cost the limited partners dearly in both lost credits and unnecessary legal expenses.

WE NOW FIND OUT MMA HAS DISMISSED OUR AUDITORS AFTER DISCLOSING MATERIAL WEAKNESSES
4.           On July 26, 2007, MMA filed an 8K disclosing it was dismissing our Auditors at the same time they disclosed four (4) “material weaknesses”.  Are we to believe this is a coincidence?  These material weaknesses appear to be quite serious.  We all need Everest to investigate.

MMA has hired, with our Partnership’s money of up to $70,000, an outside solicitor, MacKenzie Partners, Inc., to try and get you to not vote them out.  If MacKenzie calls, ask them to explain the Banking Arrangement.

FINALLY, MMA has just recently admitted the lost interest was really $428,533 not the $363,000 they told us earlier in 2007.  We now know the $363,000 MMA previously admitted to benefiting from was not the whole truth, but should have been 18% higher.  When will MMA provide the details of their improper actions so we can determine the truth?

The only way to hold MMA accountable for the above is to have a third party review each situation.  We wonder what other undisclosed items could also be out there.  Everest is giving us a chance to have an independent party review these many problems.  This letter is first being furnished to limited partners on or about November 30, 2007.

Please join us by sending a FOR vote back to Everest as soon as possible.

MMA HAS NEVER RESPONDED TO THIS LETTER

McDOWELL INVESTMENTS, L.P.
15700 College Blvd. - Suite 100, Lenexa, KS  66219

VIA CERTIFIED MAIL – RETURN RECEIPT REQUESTED

October 23, 2007

Arch Street VIII, Inc.                                  and                     Michael Gladstone
General Partner                                                                                  101 Arch Street, 16th Floor
101 Arch Street, 16th Floor                                                               Boston, MA  02110-1106
Boston, MA  02110-1106

And                                                                                       And

Gary Mentesana                                                                                 Jenny Netzer
101 Arch Street, 16th Floor                                                                101 Arch Street, 16th Floor
Boston, MA  02110-1106                                                                  Boston, MA  02110-1106

And

Patricia Glenn Goldberg
101 Arch Street, 16th Floor
Boston, MA  02110-1106

Re:           Boston Financial IV July 20, 2007 8K

Dear Sirs and Madams:

As requested in our previous letter dated October 23, 2007 (enclosed), we request a fuller explanation and a chance to review all available documents regarding:

1.	Interest lost by the partnership due to your “banking arrangement”;
2.	Explanation of missing documents evidencing sales; and
3.	Explanation of any contingent proceeds not collected.

We also request to know what law firm represents you as the General Partner and their officers on these matters.  Please be put on notice of the conflicts of interest this firm will have.  We believe that item 1 above is a serious breach of your fiduciary duty and constitutes negligence or misconduct.  No partnership funds should be spent on attorneys working to mitigate or defend your improper actions in accordance with Section 5.8.1 of our partnership agreement.

This is our second request for documentation and we would like to receive the above requested information at your earliest convenience.  If you have any questions, please feel free to call me at (913) 492-6008.  Otherwise, please respond and provide all documentation by December 7, 2007.

Very truly yours,

/s/ Kevan Acord

Kevan Acord